Exhibit 99.1
For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Announces Resignation of Charles W. Murphy from Board of Directors

Carmel, Ind., December 31, 2012 - CNO Financial Group, Inc. (NYSE: CNO) today announced that, effective immediately, Charles W. Murphy has resigned from its Board of Directors. Mr. Murphy has served on the company's Board since February 2010. Neal Schneider, Chairman of the Board of Directors said “On behalf of the entire Board, I would like to thank Charles for his contributions to the company over the past three years and wish him continued success in his future endeavors. In view of the Company's significantly improved financial condition and Paulson & Co.'s reduced ownership interest this is a logical time for Charles to step down from the Board. We presently have an excellent complement of directors and thus at this time we do not plan to replace Mr. Murphy on our Board.”

About CNO

CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.